Exhibit 99.1

Contact:

Helen Rotherham

VP, IR and Communications

(949) 699-4804

THE WET SEAL, INC. APPOINTS FINANCIAL ADVISOR

FOOTHILL RANCH, Calif.—(BUSINESS WIRE) — September 16, 2004—Specialty retailer The Wet Seal, Inc. (Nasdaq:WTSLA) today announced that the special committee of its Board of Directors has appointed Rothschild Inc. as its financial advisor.

Last month, the company announced the appointment of the special committee to analyze appropriate alternatives to enhance shareholder value and that the special committee had been mandated to engage the services of a financial advisor. Rothschild will work with the special committee to explore these alternatives.

About Rothschild

Rothschild has a 200-year tradition as a leader in mergers and acquisition advice, corporate finance strategy, and other investment banking activities. Today, Rothschild ranks among the world’s leading independent investment banking organizations providing clients with a premium range of integrated financial services.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 560 stores in 47 states, the District of Columbia and Puerto Rico, including 465 Wet Seal stores and 95 Arden B. stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.